Exhibit 3.11

CERTIFICATE OF FORMATION

OF

INTEGREX VENTURES LLC

1. The name of the limited liability company is INTEGREX VENTURES LLC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. This Certificate of formation shall be effective on February 8, 2000.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of INTEGREX VENTURES LLC this 8th day of February, 2000.

/s/ C. Michael Gegenheimer
C. Michael Gegenheimer
Vice President